Exhibit 99.1

[TEXT OF COMMUNICATION SENT VIA BLOOMBERG]

Business Development Corporation of America Announcement

Issuer: Business Development Corporation of America

Expected Securities Rating: “BBB” from Kroll Bond Rating Agency, Inc.*

Security Description: Senior unsecured notes

Format: 144A-for-life, Qualified Institutional Buyers only

Size: $150 million, subject to grow

Maturity: 2020

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Optional Redemption: MWC+50bps and then a par call one month prior to maturity

Change of Control Repurchase Event: At the option of the note holder at par value, plus accrued and unpaid interest

Certain Covenants: See the preliminary offering memorandum for detailed information

Settlement: T+3

Joint Book-running Managers: Keefe, Bruyette & Woods, A Stifel Company (physical), UBS Investment Bank

Co-Managers: William Blair, Ladenburg Thalmann

Investors are advised to carefully consider the investment objective, risks, charges and expenses of Business Development Corporation of America before investing. The preliminary offering memorandum dated June 19, 2015 contains this and other information about Business Development Corporation of America and should be read carefully before investing.

The information in the preliminary offering memorandum and in this announcement is not complete and may be changed. The preliminary offering memorandum and this announcement are not offers to sell any securities of Business Development Corporation of America and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

* Note: An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The offering may be made only by means of a preliminary offering memorandum. Copies of the preliminary offering memorandum may be obtained from  Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attn: Capital Markets, telephone: 800-966-1559 or from UBS Securities LLC 1285 Avenue of the Americas, New York, NY 10019, Attn: Capital Markets, telephone: 888-827-7275.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.